EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-71320 on Form N-1A of our report dated March 19, 2021, relating to the financial statements and financial highlights of Eaton Vance High Yield Municipal Income Fund (the “Fund”), one of the funds constituting Eaton Vance Municipals Trust II (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended January 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 29, 2021